UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-33393	94-3306718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4800 Montgomery Lane, Suite 800, Bethesda, Maryland 20814
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(240) 497-9024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 8, 2013, Northwest Biotherapeutics, Inc. entered into a securities purchase agreement with institutional investors for the sale of an aggregate of $15.0 million of units in a registered direct offering. Each unit consists of one share of Northwest common stock, one long-term warrant to purchase 0.25 of a share of Northwest common stock and one over-allotment warrant to purchase 0.25 of a share of Northwest common stock. The purchase price paid by the investors was $3.35 per unit. The long-term warrants have an exercise price of $4.00 per share and are exercisable commencing six months from the date of issuance and for five years thereafter. The over-allotment warrants have an exercise price of $3.35 per share and are exercisable immediately for one year from date of issuance.

On August 8, 2013, in connection with the offering, we entered into a placement agent agreement with Oppenheimer & Co. Inc. as placement agent relating to the issuance and sale of the units. Oppenheimer is acting as lead placement agent in this offering and will receive 6.5% of the gross proceeds of the offering and reimbursement of certain expenses incurred in connection with the offering up to $100,000 in the aggregate. Summer Street Research Partners is acting as co-placement agent and will receive a fee of $97,500.

Upon the closing of the offering, we expect to receive aggregate gross offering proceeds of $15.0 million and net offering proceeds of approximately $13.7 million, after deducting placement agent fees and estimated offering fees and expenses.

The offering is being made pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission and an accompanying prospectus dated February 5, 2013, pursuant to our shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on January 7, 2013 and became effective on February 5, 2013 (File No. 333-185898). The offering is expected to close on or about August 14, 2013, subject to the satisfaction of customary closing conditions contained in the securities purchase agreement. The securities purchase agreement and the placement agent agreement contain customary representations, warranties, and agreements by us. The placement agent agreement contains customary indemnification obligations of our company to Oppenheimer and certain of its affiliates against certain liabilities, including for liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act, of 1934, as amended.

Copies of the forms of warrants, form of securities purchase agreement and the placement agent agreement are attached as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of the forms of warrants, form of securities purchase agreement and the placement agent agreement are not complete and are qualified in their entirety by reference to Exhibits 4.1, 4.2, 10.1 and Exhibit 10.2. The prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the shares and the warrants in the offering and the issuance and sale of the shares of common stock underlying the warrants is attached as Exhibit 5.1 hereto.

A copy of the press release announcing the registered direct public offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02.   Results of Operations and Financial Condition

At June 30, 2013, Northwest had cash and cash equivalents of $2.0 million, as compared to $0.4 million and $7.3 million as of March 31, 2013 and December 31, 2012, respectively. The increase in cash and cash equivalents between the first and second quarters of 2013 was due primarily to the sale of common stock and warrants to purchase common stock to an institutional investor in April 2013, offset by operating expenses, primarily research and development expenses associated with Northwest’s ongoing and planned clinical trials.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Long-Term Warrant to be issued in connection with the Securities Purchase Agreement attached as Exhibit 10.1 hereto.

4.2	Form of Over-Allotment Warrant to be issued in connection with the Securities Purchase Agreement attached as Exhibit 10.1 hereto.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.1	Form of Securities Purchase Agreement dated as of August 8, 2013.

10.2	Placement Agent Agreement between Northwest Biotherapeutics, Inc. and Oppenheimer & Co. Inc., dated August 8, 2013.

99.1	Press release dated August 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: August 9, 2013	/s/ Linda Powers
Linda Powers, Chief Executive Officer and Chairman